Exhibit 99.2

Kemper Corporation One East Wacker Drive Chicago, IL 60601 kemper.com

Press Release
October 11, 2017

Kemper Corporation Announces Schedule for Third Quarter Earnings Call; Estimates Third Quarter 2017 Catastrophe Losses

CHICAGO--(BUSINESS WIRE)-- Kemper Corporation (NYSE: KMPR) announced today that before the markets open on Monday, October 30, Kemper will issue its third quarter 2017 earnings release and financial supplement and will also file its quarterly report on Form 10-Q with the Securities and Exchange Commission (the “SEC”). Following their publication, these documents will be available on the investor section of kemper.com.

Kemper will host its conference call to discuss third quarter 2017 results on Monday, October 30, 2017 at 4:00 p.m. Eastern (3:00 p.m. Central). The conference call will be accessible via the internet and by telephone at 844.826.3041. To listen via webcast, register online at the investor section of kemper.com at least 15 minutes prior to the webcast to install any necessary software.

A replay of the webcast will be available online at the investor section of kemper.com.

Kemper also announced today that it estimates that its third quarter 2017 results will include pre-tax catastrophe losses in the range of $30 million to $37 million, including the impacts of Hurricanes Harvey and Irma and adverse development from re-estimates of losses from catastrophes that occurred in the first half of 2017. Except for recoveries under the Florida Hurricane Catastrophe Fund, the company does not expect to recover any of these losses under its primary catastrophe reinsurance program. The company’s recoveries under the Florida Hurricane Catastrophe Fund are expected to be less than $1 million.

About Kemper
The Kemper family of companies is one of the nation’s leading insurers. With $8 billion in assets, Kemper is improving the world of insurance by offering personalized solutions for individuals, families and businesses. Kemper's businesses collectively:

•	Offer insurance for home, auto, life, health and valuables

•	Service six million policies

•	Are represented by more than 20,000 independent agents and brokers

•	Employ 5,750 associates dedicated to providing exceptional service

•	Are licensed to sell insurance in 50 states and the District of Columbia
Learn more about Kemper.

Caution Regarding Forward-Looking Statements
This press release may contain or incorporate by reference information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events, and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts.
Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees of future performance. Among the general factors that could cause actual results and financial condition to differ materially from estimated results and financial condition are those listed in periodic reports filed by Kemper with the Securities and Exchange Commission (the “SEC”). No assurances can be given that the results and financial condition contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Kemper assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this press release. The reader is advised, however, to consult any further disclosures Kemper makes on related subjects in its filings with the SEC.
Source: Kemper Corporation

Contact
Investors: Todd Barton	312.661.4930 or investors@kemper.com

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